Exhibit 99.1

Company Contact:	Maggie Feeney
Executive Vice President and
Chief Financial Officer
Cache, Inc.
(212) 575-3206

FINAL:  FOR RELEASE

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

CACHE REPORTS IMPROVED FIRST QUARTER FISCAL 2011 RESULTS
First Quarter Comparable Store Sales Increase 7.7%
First Quarter Loss per Share of $0.06 at Better End of Guidance Range
Expects Second Quarter Earnings at the High End of Previous Guidance Range

New York, New York – May 12, 2011 – Cache, Inc. (NASDAQ: CACH), a specialty chain of women’s apparel stores, reported results for the thirteen week period (“first quarter”) ended April 2, 2011.

For the 13-week period ended April 2, 2011:

•
Net sales increased 7.3% to $52.1 million from $48.6 million in the first quarter of fiscal 2010. Comparable store sales increased 7.7%, which compares to a decline of 6.8% in the first quarter of fiscal 2010;

•	Gross profit increased 31.1% to $21.9 million, or 42.1% of net sales from $16.7 million, or 34.4% of net sales in the first quarter of fiscal 2010;
•	Operating loss totaled $1.3 million, as compared to $6.6 million in the first quarter of fiscal 2010; and
•	Net loss totaled $772,000, or $0.06 per share, as compared to a net loss of $4.1 million or $0.32 per share in the first quarter of fiscal 2010.

Thomas Reinckens, Chairman and Chief Executive Officer, commented: “The first quarter marked a pivotal period for our Company, whereby we saw the initial benefits of our 2010 initiatives that strengthened our design and merchandising leadership and enhanced our business processes.  During the quarter, we reported a 7.7% increase in comparable stores sales, a 770 basis point increase in gross profit margin and a dramatic improvement in our bottom line results, despite the shift of Easter to our second quarter.  Importantly, our customers are responding favorably to our assortments across categories, our marketing has elevated our brand with consumers and we have an improved operating platform, which we believe will sustain our positive momentum in 2011 and beyond.  For the first five weeks of our second quarter, our comparable store sales are slightly ahead of our plan, which is a further testament to the successful implementation and progress of our initiatives.  We now expect second quarter fiscal 2011 earnings at the high end of our previous guidance range and continue to expect to achieve solid profitability in the first half of fiscal 2011.”

First Quarter Operating Results

Gross profit for the first quarter of fiscal 2011 was $21.9 million, or 42.1% of net sales, compared to $16.7 million, or 34.4% of net sales, in the first quarter of fiscal 2010. The 770 basis point improvement in gross profit margin was primarily driven by lower markdowns, as well as the leverage impact from higher sales as it relates to operational costs in our design, production and sourcing departments, as compared to the prior year.

In total, operating expenses were $23.2 million, or 44.5% of net sales, as compared to $23.3 million, or 48.1% of net sales, in the first quarter of fiscal 2010. The slight decrease in operating expenses was primarily due to reductions in advertising, depreciation and other store operating expenses, partially offset by an increase in corporate payroll expenses and professional/legal fees.

At April 2, 2011, cash and marketable securities totaled $21.2 million, as compared to $27.6 million in cash and marketable securities at April 3, 2010. Total inventory at cost increased 18.9% and compares to a decline of 25.8% at the end of the first quarter of fiscal 2010. The Company noted it is comfortable with the content and level of inventory at quarter end, with growth supporting its improved design and production calendar.

A table summarizing financial results follows:

	Thirteen Weeks Ended
	April 2, 2011	April 3, 2010
	($ thousands, except for per share data)

Net sales	$52,099	$48,550
Operating loss	$(1,260)	$(6,618)
Net loss	$(772)	$(4,081)
Diluted loss per share	$(0.06)	$(0.32)
Basic and diluted weighted average shares outstanding	12,817,000	12,771,000
Number of stores open at end of period	280	285

Store Opening Plans

During the first quarter, the Company opened no new stores and closed two locations, ending the quarter with 280 stores in operation.  For fiscal 2011, the Company expects to open no new additional stores and close approximately two additional existing locations, ending the year with approximately 278 locations and approximately 565,000 square feet in operation.

Second Quarter 2011 Outlook

For the second quarter of fiscal 2011, the Company continues to expect comparable store sales to increase in the mid-single digit range following a 5.1% increase in the second quarter of fiscal 2010. The Company currently expects second quarter fiscal 2011 net income at the high end of its previous guidance range of $0.16 to $0.18 per diluted share.  This compares to net income of $0.07 per diluted share in the second quarter of fiscal 2010.  In addition, the Company expects cash and marketable securities to approximate $28 million at the end of the second quarter.

Conference Call Information

The Company announced that it will conduct a conference call to discuss its first quarter fiscal 2011 results today, May 12, 2011 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available at 12:00 p.m. ET on May 12, 2011 and remain active until 11:59 p.m. ET on May 19, 2011.  The replay can be accessed by dialing (877) 870-5176 and entering confirmation code 372189.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. We currently operate 280 stores, primarily situated in central locations in high traffic, upscale malls in 43 states, the Virgin Islands and Puerto Rico.

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, ability to successfully open new stores, dependence on management, dependence on vendors and distributors, reliance on foreign manufacturers, material weakness in our internal controls, industry trends, merchandise and fashion trends, competition, seasonality and changes in general economic conditions and consumer spending patterns, as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.

CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS	April 2, 2011	January 1, 2011	April 3, 2010

Current assets:
Cash and equivalents	$1,896,000	$4,609,000	$357,000
Marketable securities	16,850,000	20,923,000	25,727,000
Certificate of deposits - restricted	2,500,000	2,500,000	1,500,000
Receivables, net	3,345,000	2,855,000	3,451,000
Income tax receivable, net	50,000	50,000	3,459,000
Inventories, net	22,961,000	15,789,000	19,306,000
Prepaid expenses and other current assets	5,328,000	5,029,000	8,054,000
Total current assets	52,930,000	51,755,000	61,854,000

Equipment and leasehold improvements, net	23,260,000	24,753,000	30,005,000
Goodwill	-	-	9,092,000
Intangible assets, net	102,000	102,000	102,000
Other assets	9,833,000	9,380,000	4,424,000

Total assets	$86,125,000	$85,990,000	$105,477,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$12,269,000	$8,273,000	$10,459,000
Note payable	1,282,000	1,518,000	1,838,000
Accrued compensation	1,328,000	2,551,000	1,421,000
Accrued liabilities	10,020,000	11,150,000	9,203,000
Total current liabilities	24,899,000	23,492,000	22,921,000

Note payable	160,000	319,000	1,030,000
Other liabilities	13,361,000	13,867,000	15,157,000

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock	165,000	165,000	164,000
Additional paid-in capital	48,180,000	48,015,000	47,722,000
Retained earnings	39,155,000	39,927,000	58,278,000
Treasury stock, at cost	(39,795,000)	(39,795,000)	(39,795,000)
Total stockholders' equity	47,705,000	48,312,000	66,369,000
Total liabilities and stockholders' equity	$86,125,000	$85,990,000	$105,477,000

CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks Ended April 2, 2011	13 Weeks Ended April 3, 2010

Net sales	$52,099,000	$48,550,000

Cost of sales, including buying and occupancy	30,178,000	31,835,000

Gross profit	21,921,000	16,715,000

Expenses
Store operating expenses	18,137,000	18,659,000
General and administrative expenses	5,044,000	4,674,000
Total expenses	23,181,000	23,333,000

Operating loss	(1,260,000)	(6,618,000)

Other income (expense):
Interest expense	(18,000)	(35,000)
Interest income	21,000	44,000

Loss before income taxes	(1,257,000)	(6,609,000)

Income tax benefit	(485,000)	(2,528,000)

Net loss	$(772,000)	$(4,081,000)

Basic loss per share	$(0.06)	$(0.32)

Diluted loss per share	$(0.06)	$(0.32)

Basic weighted average shares outstanding	12,817,000	12,771,000

Diluted weighted average shares outstanding	12,817,000	12,771,000